AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                          APRIL 21, 1997
                                        REGISTRATION NO. 33-97722
=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    -------------------------
                 POST-EFFECTIVE AMENDMENT NO.    2
                               TO
                            FORM S-1
                               ON
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                  ----------------------------
                   NEUROMEDICAL SYSTEMS, INC.
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     DELAWARE                8099               13-3526980
  (STATE OR OTHER      (PRIMARY STANDARD     (I.R.S. EMPLOYER
  JURISDICTION OF         INDUSTRIAL          IDENTIFICATION
 INCORPORATION OR     CLASSIFICATION CODE         NUMBER)
   ORGANIZATION)            NUMBER)

                     TWO EXECUTIVE BOULEVARD
                  SUFFERN, NEW YORK 10901-4164
                         (914) 368-3600
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                 -------------------------------

                      JOHN B. HENNEMAN, III
          VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                   NEUROMEDICAL SYSTEMS, INC.
                     TWO EXECUTIVE BOULEVARD
                  SUFFERN, NEW YORK 10901-4164
                         (914) 368-3600
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
           INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                  -----------------------------
                           COPIES TO:

    PAUL M. REINSTEIN, ESQ.      ROBERT E. BUCKHOLZ, JR., ESQ.
FRIED, FRANK, HARRIS, SHRIVER &       SULLIVAN & CROMWELL
           JACOBSON                    125 BROAD STREET
      ONE NEW YORK PLAZA           NEW YORK, NEW YORK  10004
   NEW YORK, NEW YORK  10004            (212) 558-4000
        (212) 859-8000
                  -----------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
  PUBLIC: As soon as practicable after the effective date of this Registration Statement.
       If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                 ------------------------------

          THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION
  STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
  COMMISSION, ACTING PURSUANT TO SECTION 8(C) OF THE
  SECURITIES ACT OF 1933, MAY DETERMINE.
=================================================================

                        EXPLANATORY NOTE

     This Registration Statement includes a prospectus relating to an indeterminate number of shares of Neuromedical Systems, Inc. (the "Company") Common Stock which may be sold by Goldman, Sachs & Co. in connection with market-making transactions. See "Plan of Distribution."

 [LOGO]            NEUROMEDICAL SYSTEMS, INC.


                          COMMON STOCK
                  (par value $0.0001 per share)
                 ------------------------------


     INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A
HIGH DEGREE OF RISK.  SEE "RISK FACTORS" APPEARING ON PAGE 7.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "NSIX."


                ---------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL
                            OFFENSE.


                 -------------------------------


     This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Common Stock related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution."


                     Goldman, Sachs & Co.

               ------------------------------

        The date of this Prospectus is April __, 1997.

                      AVAILABLE     INFORMATION


        The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") (which term includes any amendments thereto), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and in the exhibits and schedules thereto to which reference is hereby made. For further information regarding the Company and the Common
Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed as a part thereof. As to statements made in this Prospectus with respect to the contents of any contract, agreement or other current document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by such reference.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. This Registration Statement, including exhibits and schedules thereto, and the reports and proxy statements filed by the Company and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In accordance with Exchange Act requirements, the Company files reports, proxy statements and other information with the National Association of Securities Dealers, Inc. Such reports, proxy statements and other information filed by the Company may be inspected at the offices of the National
Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which has been filed with the Commission pursuant to the Exchange Act (File No. 0-26984), is hereby incorporated by reference into this Prospectus. The information under the heading "Recent Developments" should be read in conjunction with the Company's financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

        In addition, all documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective date of filing of such documents with the Commission.

        Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference
which are not presented herein or delivered herewith.   These
documents (other than exhibits thereto, unless such exhibits are specifically incorporated by reference in such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, by directing such request to Neuromedical Systems, Inc., Two Executive Boulevard, Suffern, New York 10901-4164, Attention: Investor Relations Manager, telephone: (914) 369-4130.

                      FORWARD-LOOKING STATEMENTS

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "intends to," "believes," "anticipates," "expects," "projects," "estimates" and similar expressions are intended to identify forward-looking statements, which speak only as of their dates. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from the forward-looking statements as a result of various important factors described in "Risk Factors", including, among others, the Company's continuing negative cash flow, reliance on a single product, competition, dependence on key personnel, the impact on the Company of its territorial license agreements, dependence on patents and proprietary technology, government regulation of products and advertising, limited marketing and sales history, the impact of third-party reimbursement decisions and litigation.

                           THE COMPANY

        Neuromedical Systems, Inc., a Delaware corporation (the "Company"), is a healthcare technology company focused on diagnostic screening applications to aid in the early detection of certain cancers. During the past five years, the Company and its subsidiaries have been primarily engaged in the development, manufacturing and marketing of the PAPNET[Registered Trademark] Testing System, and the scanning of cervical smears at its slide processing facilities. The Company's first and, to date, only product, the PAPNET[Registered Trademark] Testing System, was approved for commercial use in the United States by the Food and Drug Administration ("FDA") on November 8, 1995 and, in January 1996, the Company initiated the first two stages of its United States marketing program, to laboratories and clinicians. As of March 31, 1997, the PAPNET[Registered Trademark] test was available in over 230 laboratories in the United States alone.
As of March 31, 1997, PAPNET[Registered Trademark] testing was available in more than 20 countries worldwide. While continuing to market to laboratories and clinicians, the Company initiated the third stage of its United States marketing program, direct-to-consumer advertising, in August 1996. The Company's objective is to establish the use of its PAPNET[Registered Trademark] Testing System as the new standard of care in cervical cancer screening.

        The PAPNET[Registered Trademark] Testing System is a supplemental test in the United States to aid laboratories in the detection of abnormal cells on cervical Papanicolaou ("Pap") smears which were not detected by standard manual microscopic inspection. When used to supplement manual screening of Pap smears, PAPNET[Registered Trademark] testing has been shown to increase the detection of cervical abnormality by up to 30% when compared to manual screening with routine manual quality control rescreening. The Company believes that this improved detection can result in more effective and less costly early treatment, reduced morbidity and mortality for patients and reduced possibility of malpractice litigation for the patient's doctor and laboratory. The PAPNET[Registered Trademark] Testing System can achieve these improvements without requiring a modification of the standard Pap smear sample due to its use of a patented combination of algorithmic and adaptive processing technology, a form of artificial intelligence. The Company and its subsidiaries manufacture the PAPNET[Registered Trademark] Testing System and market and provide processing services which utilize the PAPNET[Registered Trademark] Testing System.



     When precancerous conditions are detected on Pap smears, they are usually treatable using simple procedures in the physician's office. If abnormal cells on the Pap smear are not detected by the laboratory, however, the patient may be incorrectly told that her Pap smear is negative, and significant morbidity (including, for example, hysterectomies) or mortality may occur as a result. In addition, when a laboratory does fail to diagnose a positive Pap smear correctly, its defense of any resulting lawsuit may be difficult, because all Pap smear slides are retained in the laboratory's archive for five years pursuant to federal law and therefore are available for re-examination.

        Unlike most other high-volume laboratory tests, the cytological evaluation (the visual examination of cells) of the cervical Pap smear is performed manually. Specially trained medical technicians, known as cytotechnologists, screen up to 100 Pap smears per day using standard light microscopes, usually at 100x magnification. Each of these smears may contain hundreds of thousands of normal cells. The few smears that are abnormal may contain only a small number of abnormal cells (as few as 20) scattered among the vast number of normal cells. The manual screening of Pap smears has been appropriately characterized as extremely taxing and inherently prone to error, and has often been compared to searching for a needle in a haystack or to proofreading a long document to find a few spelling errors. As a result, manual screening false-negative rates ranging from 10% to 40% of true positives have been commonly reported in the medical literature over the last 20 years.

        The PAPNET[Registered Trademark] Testing System is a computerized image processing service. The laboratory performs PAPNET[Registered Trademark] testing when specifically requested by clinicians, patients or third-party payers who wish to minimize the probability of false negatives and their attendant medical and legal consequences. Slides first diagnosed by a laboratory as "negative" using manual inspection are sent to designated Company facilities ("Scanning Centers") for imaging on a PAPNET[Registered Trademark]Scanning Station, which is designed to inspect the hundreds of thousands of cells and other objects on the slide. The PAPNET [Registered Trademark] Scanning Stations' proprietary neural network computers are designed to select color images of 128 potentially abnormal cells and cell clusters from each slide for detailed video review (whether or not they are, in fact, abnormal). These 128 images from each slide are recorded on a digital tape cassette or CD-ROM which is returned to the client laboratory within two to four working days along with the referred Pap smear slides.

     At the laboratory, a certified cytotechnologist specially trained in the use of the PAPNET[Registered Trademark] Testing System evaluates the 128 color images from each slide on the PAPNET[Registered Trademark] Review Station. The PAPNET [Registered Trademark] Review Station's software ensures that the cytotechnologist displays each image at 200x magnification (twice normal screening power) and permits the user to expand any image to 400x magnification. If all of the images appear normal, the cytotechnologist classifies the slide as "negative," and no further examination is required. The Company has found that cytotechnologists experienced in the use of the PAPNET Registered Trademark Review Station can review negative cases in substantially less time than it takes to perform a conventional manual re-examination.

     If any one of the 128 images appears to the cytotechnologist to be abnormal, the cytotechnologist classifies the slide as "review." The cytotechnologist then refers to the "x, y" coordinates provided with each PAPNET[Registered Trademark] image and uses the coordinates as a reference point to re-examine the slide directly through the microscope. If, after direct inspection, the cytotechnologist continues to believe that the slide contains abnormal cells, he or she refers the slide to the laboratory's pathologist for a final diagnosis. In no case does the Company or the PAPNET[Registered Trademark] Testing System make a diagnosis of a slide or smear.

        In October 1996, the Company received FDA approval to claim that PAPNET[Registered Trademark] testing of routine, presumed negative Pap smears can be conservatively expected to identify at least 7.1 times more false negatives than manual re-examination of the same number of smears.

        Management believes that the Company's technology can be adapted for use in the early detection of cancers occurring at body sites in addition to the uterine cervix, including the bladder, breast, esophagus, lung, oral cavity and thyroid. Not all such cancers are commonly the subject of cytological analysis, and the Company has not yet determined which of these other applications, if any, it will be able to commercialize. The Company's patents cover application of its technology to cytological screening for cancers occurring at all body sites.

     The Company's principal offices are located at Two Executive
Boulevard, Suffern, New York 10901-4164, and its telephone number at that address is (914)368-3600.

                          RECENT DEVELOPMENTS

        On March 28, 1997, NeoPath, Inc. ("NeoPath") filed a patent infringement lawsuit against the Company in the United States District Court for the Western District of Washington. The lawsuit seeks to enjoin the Company from allegedly infringing three of NeoPath's patents. NeoPath is seeking preliminary and permanent injunctive relief as well as compensatory damages, including treble damages. The Company believes that NeoPath's claims are without merit and intends to vigorously defend this action. The Company also believes that an adverse judgment in this case would not have a material adverse effect on the Company's operations, financial position or cash flows.

        On April 15, 1997, the Company was served with a lawsuit filed by Cytyc Corporation ("Cytyc") in the United States
District Court for the District of Massachusetts against the Company, certain of its officers and others, which alleges false and misleading advertising, unfair and deceptive trade practices, theft of trade secrets, unfair competition, interference with relationships and defamation. Cytyc is seeking preliminary and permanent injunctive relief as well as unspecified compensatory damages, including treble damages. Based upon a preliminary review of the complaint, the Company believes that Cytyc's claims against the Company and its officers are without merit and intends to vigorously defend this action. The Company also believes that an adverse judgment in this case would not likely have a material adverse effect on the Company's operations, financial position or cash flows, but there can be no assurance in that regard.

        These recent developments should be considered carefully, together with all other available information.

                         USE OF PROCEEDS

     The Company will not receive any of the proceeds from market-making transactions.

                          RISK FACTORS

        Investment in the securities of the Company being offered hereby involves a high degree of risk including, but not limited to, the risk factors described below. In evaluating an investment in the Company's common stock, par value $.0001 per share (the "Common Stock"), offered hereby, prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus.

EARLY COMMERCIAL STAGE COMPANY; HISTORY OF LOSSES;
PROFITABILITY UNCERTAIN

        The Company is in its early commercial stage and has generated limited operating revenue to date and has incurred, from incorporation through December 31, 1996, net losses aggregating approximately $94.5 million. The Company does not expect to generate a positive internal cash flow in the foreseeable future due to the expected increases in capital expenditures, working capital requirements and ongoing losses during the next year, including the expected cost of commercializing the PAPNET[Registered Trademark] Testing System. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new products and the competitive environment in which the Company operates. Although the Company is deriving limited operating revenue from its current operations, there can be no assurance that it will be able to develop significant additional sources of revenue or that its operations will become profitable. Results of operations may fluctuate significantly and will depend upon numerous factors, including regulatory actions, market acceptance of the Company's products, efficient manufacturing and slide processing operations, new product introductions and competition.

NEED FOR MARKET ACCEPTANCE OF THE PAPNET REGISTERED
TRADEMARK TESTING SYSTEM

     The Company's future performance will depend to a
substantial degree upon market acceptance of the PAPNET [Registered Trademark] Testing System. The extent of, and rate at which, market acceptance and penetration are achieved by the PAPNET[Registered Trademark] Testing System are functions of many variables including, but not limited to, price, effectiveness, acceptance by patients, physicians and laboratories (including the ability of laboratories to hire additional
cytotechnologists), manufacturing, slide processing and training capacity, reimbursement practice and marketing and sales efforts. The Company believes that significant revenue growth in the
United States depends upon effective marketing to three target
audiences: clinical laboratories, clinicians and women.     Future
revenues may also be dependent on the outcome of discussions which the Company has initiated with insurers, managed care organizations and other third-party payers concerning reimbursement for PAPNET[Registered Trademark] testing.

        The Company's sales and marketing efforts to date in the United States have generated considerable awareness about PAPNET [Registered Trademark] testing among pathologists, cytotechnologists, gynecologists and women. The Company believes support and interest has been highest among women. Medical specialties, however, are often reluctant to change clinical practice methods and procedures, and early stage resistance is being experienced in the adoption of PAPNET[Registered Trademark] testing. Among gynecologists and pathologists there has been, in general, a slow adoption of the PAPNET[Registered Trademark] technology and some reluctance to use it even if a woman inquires about or requests the test. The Company believes that this is due to several factors, including controversy within the medical profession about the public health consequences of Pap smear false negatives, the relative cost of PAPNET[Registered Trademark] testing as compared to the Pap smear, limited reimbursement by third party payers and confusion in the marketplace about alternative technologies for cervical cancer screening. In late 1996 and the first quarter of 1997, the Company initiated medical and other communications designed to address each of these considerations.

     There can be no assurance that the PAPNET Registered
Trademark Testing System will achieve or maintain acceptance in its target markets. Similar risks may confront other products developed by the Company in the future.

RELIANCE ON A SINGLE PRODUCT

     The Company has concentrated its efforts primarily on the development of the PAPNET[Registered Trademark] Testing System and will be dependent upon acceptance of that product to generate revenues. The Company has performed only limited research on other applications of its technology. There can be no assurance that the PAPNET[Registered Trademark] Testing System will be successfully commercialized or that such other applications will be developed.

COMPETITION

        The Company is currently aware of three principal competitors which are engaged in efforts to automate one or more aspects of cervical smear screening. Two competitors, Cytyc and AutoCyte Inc., formerly a unit of Hoffman-La Roche's Roche Image Analysis Systems ("AutoCyte"), are focused on the development of devices for the production and, in the case of AutoCyte, imaging and automated analysis, of monolayer slides, a potential alternative to the conventional Pap smear method of specimen collection and preparation. AutoCyte has stated that it expects to file for FDA pre-market approval in 1997 of its slide preparation and imaging system. Cytyc received approval from the FDA in May 1996 to market its ThinPrep[Registered Trademark]
System to laboratories, for the purpose of filtering out blood, mucus and other material from Pap smears for cervical cancer screening as a replacement for the conventional Pap smear method.
In addition, Cytyc received FDA approval in November 1996 to expand its product labeling to include the claim that the ThinPrep [Registered Trademark] System is significantly more effective in detecting Low Grade Squamous Intraepithelial
Lesions and more severe lesions than the conventional Pap smear method. Cytyc labeling may also indicate that the specimen quality using the ThinPrep [Registered Trademark] System is significantly improved over that of the conventional Pap smear method. PAPNET[Registered Trademark] is not currently indicated under its FDA label for the scanning of ThinPrep(registered trademark) System slides. With monolayer techniques, clinicians are required to prepare special slides, and only a fraction of the cells and background information displayed on the conventional slide may be observed by the cytotechnologist or clinician for analysis. Because the PAPNET [Registered Trademark] Testing System uses the well-established methods of sample collection, it does not reduce the diagnostic sample size or require clinicians to deviate from standard practice. There can be no assurance, however, that clinicians will not select monolayer slide preparations for Pap smear analyses and it is uncertain, even if PAPNET [Registered Trademark] testing does become indicated under its FDA label to scan monolayer slides, that such scanning would be economically viable for the Company's potential customers.

        The other competitor of which the Company is aware, NeoPath, has stated that it is developing a device for the fully automated primary screening of conventional Pap smears, for which it submitted to the FDA a pre-market approval supplemental application. The FDA Hematology and Pathology Devices Panel (the "Panel") held a public meeting on September 27, 1996 to consider recommending approval of such supplement. The Panel voted not to approve such supplement and enumerated certain conditions that the Panel would want satisfied prior to approval of such supplement. NeoPath responded to the Panel's determination by stating that it expected to meet such conditions within the next several months.

        On September 29, 1995, the FDA granted approval to NeoPath for the AutoPap[Registered Trademark] System to be used as part of a laboratory's quality control procedures. According to NeoPath, the AutoPap[Registered Trademark] System is designed to sort purportedly "negative" Pap smear slides into two groups, one classified as "negative" and one classified for "review." The group of slides classified for review, which constitutes a specified percentage of the whole, is again reviewed manually by the cytotechnologist through a conventional microscope. Every slide rescreened using the PAPNET[Registered Trademark] system must receive a directed, professional human analysis, either of the PAPNET[Registered Trademark] images or of both the images and the slide. There can be no assurance that the laboratories will select the PAPNET[Registered Trademark] review system, which requires higher unit labor costs for the rescreening process than NeoPath's AutoPap[Registered Trademark] System.

        The Company's known competitors or other companies may develop new products and technologies that prove to be more effective than the PAPNET[Registered Trademark] Testing System or that may be viewed by clinical laboratories as reducing operating costs (for example, by reducing the number of cytotechnologists used in screening). In addition, competitive products and technologies may be manufactured and marketed more successfully than the PAPNET[Registered Trademark] Testing System. Such developments could render the PAPNET[Registered Trademark] Testing System less competitive or possibly obsolete, and could have a material adverse effect on the Company. The Company will be required to compete with respect to product effectiveness, price, manufacturing and slide processing efficiency, marketing capabilities and customer service and support, areas in which it currently has limited experience.

        In addition to competitors attempting to develop fully automated or semi-automated systems for the screening or rescreening of cervical samples, there may in the future be alternate techniques or technologies for the detection or prevention of cervical cancer. Although no such technique has been demonstrated to be useful as a substitute for the Pap smear, there can be no assurance that new techniques or technologies will not one day supplant or replace the Pap smear in medical practice.

DEPENDENCE ON KEY PERSONNEL

     The Company's business is highly dependent on the principal members of its management (including the President and Chief Executive Officer of the Company, Mark R. Rutenberg), marketing and technical staffs, and the loss of their services might impede the achievement of the Company's business objectives. In addition, the Company's future success will depend in part upon its ability to retain highly qualified management, scientific, technical and marketing personnel. There can be no assurance that the Company will be successful in retaining such qualified personnel or hiring additional qualified personnel. Losses of key personnel could have a material adverse effect on the Company's business.

IMPACT OF TERRITORIAL LICENSE AGREEMENTS

     From 1989 through 1991, the Company entered into various long-term territorial license agreements (the "License Agreements") for the PAPNET[Registered Trademark] Testing System, relating to certain states and metropolitan areas, which together account for approximately 20% of the population of the United States. Pursuant to the License Agreements, each licensee ("Licensee") thereunder is entitled to receive the greater of (i) royalties equal to 50% of the Net Slide Revenue (as defined below) generated from participating laboratories within its territory, not to exceed the Licensee's share of a specified number of slides annually, or (ii) a specified percentage of the Company's annual slide processing revenues less certain taxes, commissions and other enumerated expenses, up to specific annual monetary limits for each Licensee. "Net Slide Revenue" is defined as the gross slide processing revenue minus certain costs related to asset-based financing for PAPNET[Registered Trademark] Scanning Stations and related equipment (not to exceed $1.00 per slide) and transportation costs. The Company estimates that the License Agreements will result in royalty expense to the Company of approximately 10% of its United States revenues over the term of the License Agreements, but there can be no assurance that the amount of such royalties will not be more or less than such
percentage.    In December 1995, the Company and the Licensees
entered into a settlement agreement (the "Settlement Agreement") and a warrant exercise agreement, the effect of which included the clarification of previously disputed elements of prior license agreements, the requirement for the Company to make payments of stock having a fair market value equivalent to approximately $1,652,000 and the irrevocable election by the Licensees and acceptance by the Company for the cashless exercise of 826,032 outstanding warrants into 715,894 shares of Common Stock in connection with the closing of the Company's initial public offering (the "IPO"). Pursuant to the Settlement Agreement, the Company has consented to the merger of the Licensees and related parties. The Licensees and the Company have agreed to enter into a new license following such merger, pursuant to which the rights and obligations of the parties will be clarified but, with respect to which, the economic terms of the License Agreements will not be materially altered. The Company and the Licensees have also executed mutual general releases, which include, among other things, the release of claims previously made by the Licensees. The new licenses will expire on December 31, 2025.

        In addition, the provisions of a promissory note dated October 3, 1990 (which was later converted to Series A Convertible Preferred Stock and subsequently automatically converted into Common Stock upon consummation of the IPO) granted the holder of the note certain rights to an agreement to be the Company's sole licensee for distribution of the PAPNET Registered Trademark system in Canada. The promissory note provides that such "licensee shall be entitled to terms which are at least as favorable as those in any domestic United States of America licenses." An agreement has not been negotiated. There can be no assurance that the terms of such agreement when it is negotiated, or the activities of the licensee thereunder, will not have a material adverse effect on the profitability of the Company's business in Canada. Joseph Salamon, a former director of the Company, is the agent of the record holder of the rights to the Canadian license.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     The Company has depended and will continue to depend substantially on its proprietary technology. The technology underlying the PAPNET[Registered Trademark] Testing System is protected by five United States patents and similar corresponding foreign patents granted to the Company. The Company also has filed several additional patent applications as to certain other aspects of the Company's technology; however, there can be no assurance that such applications will be granted. There can be no assurance that the Company's issued patents or other patents issued in the future will afford protection from material infringement or that such patents will not be challenged. The Company also relies on trade secrets and proprietary know-how, which it protects, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to, or independently developed by, competitors.

        The medical device industry has been the subject of extensive litigation regarding patents and other intellectual property rights, and the Company may institute or otherwise be involved in such litigation to enforce its patents, protect its trade secrets or know-how, challenge the validity of proprietary rights of others or defend against alleged infringement by the Company of proprietary rights of others. The Company has instituted such litigation against NeoPath, a competitor of the Company, and NeoPath has recently instituted such litigation against the Company. In addition, among the claims brought by Cytyc in its lawsuit served against the Company in April of 1997 is a claim with respect to theft of trade secrets. An adverse determination in these or other such litigations could limit the value of the Company's issued patents or result in invalidation of those patents, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, prevent the Company from manufacturing and selling its products or increase the Company's unit labor cost, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "- Competition", "- Litigation" and "Recent Developments".

GOVERNMENT REGULATION

        The Company's services, products and manufacturing activities are subject to extensive and rigorous government regulation, including the provisions of the Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Commercial distribution in certain foreign countries is also subject to government regulations. The process of obtaining required regulatory approvals can be lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces regulations prohibiting marketing without compliance with the premarket approval provisions of products and conducts periodic inspections to determine compliance with its Good Manufacturing Practice regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could affect the timing of, or prevent the Company from obtaining, future regulatory approvals. The effect of government regulation may be to delay for a considerable period of time or to prevent the marketing and full commercialization of future products or services that the Company may develop and/or to impose costly requirements on the Company. There can also be no assurance that additional regulations will not be adopted or current regulations amended in such a manner as will materially adversely affect the Company.

LIMITED MARKETING AND SALES HISTORY

        Until it received FDA approval on November 8, 1995, the Company was prohibited from marketing the PAPNET Registered Trademark Testing System in the United States. Although the Company has begun marketing the PAPNET[Registered Trademark] Testing System, the Company is still in the process of establishing commercial scale customer service, training and support capabilities. The Company markets, sells, services and supports PAPNET[Registered Trademark] Testing System services through recruitment of its own direct sales force and through cooperation with the existing sales personnel of client clinical laboratories. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel or establish satisfactory relationships with client laboratories, or that the Company's marketing and sales efforts will be successful.

INTERNATIONAL SALES AND OPERATIONAL RISKS

     The Company markets the PAPNET[Registered Trademark] Testing System to customers outside of the United States. In addition, the Company manufactures its PAPNET[Registered Trademark] Scanning Stations in Israel and operates Scanning Centers in Amsterdam and Hong Kong. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the regulatory approval process, governmental controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies have established, or may establish, product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations.
In addition, the Company's business, financial condition and results of operations may be adversely affected by limitations on its ability to repatriate funds, increases in duty rates and difficulties in obtaining export licenses. Finally, certain of the Company's operations are located in Hong Kong. Pursuant to the existing treaty between the Government of the United Kingdom and the People's Republic of China, Hong Kong will revert to and become part of China in July 1997. The Company is uncertain as to the impact that such a change in government will have on its business operations in Hong Kong. There can be no assurance that the Company will be able to successfully commercialize the PAPNET [Registered Trademark] Testing System or any future product in any foreign market.

FOREIGN EXCHANGE FLUCTUATIONS

            The Company anticipates that international sales will continue to represent a significant portion of its net sales as it executes its plan to establish commercial use of the PAPNET [Registered Trademark] Testing System on a worldwide basis, including in the United States. Neuromedical Systems, Inc., the United States parent company, has provided a significant portion of the financing required for its Netherlands and Hong Kong Scanning Centers through United States dollar-denominated intercompany loans. The Company also maintains its PAPNET [Registered Trademark] Testing System manufacturing facility in Israel. As a result of its international operations and its current financing practices, the Company's operating results are subject to the impact of fluctuations in exchange rates of the currencies in which its foreign operations conduct business versus the United States dollar. Future currency fluctuations, to the extent not adequately hedged, could have an adverse effect on the Company's business, financial condition and results of operations.

LIMITED SLIDE PROCESSING AND MANUFACTURING HISTORY;
DEPENDENCE ON SOLE SOURCE SUPPLIERS

        The Company has had limited experience with slide processing in commercial-scale quantities and the manufacture and assembly of PAPNET[Registered Trademark] Scanning Stations in the volumes that will be necessary for the Company to generate significant revenues from the processing of slides on the PAPNET Registered Trademark Testing System. The Company may encounter difficulties in scaling up its slide processing operations or production or in hiring and training additional personnel to operate its Scanning Centers or to manufacture its products. Future interruptions in supply or other production problems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has qualified only single sources for certain essential components. Interruptions in the supply of such components might result in production delays and create the need for modifications of the design of the various components of the PAPNET[Registered Trademark] Testing System, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

IMPACT OF MEDICARE, MEDICAID AND OTHER THIRD-PARTY
REIMBURSEMENT

        In the United States, many Pap smears are currently paid for by the patient, and the level of reimbursement by third-party payers that do provide reimbursement varies considerably. Third-party payers (Medicare/Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of the Company's products and services by regulating the maximum amount of reimbursement for PAPNET[Registered Trademark] testing provided by such payers or by not providing any reimbursement at all. Restrictions on reimbursement may limit the price which the Company can charge for its services or reduce the demand for PAPNET[Registered Trademark] testing. In addition, if Medicare and Medicaid do not provide for reimbursement of PAPNET
[Registered Trademark] testing or if the level of such reimbursement is significantly below the amount laboratories charge patients to perform PAPNET[Registered Trademark] testing, the size of the potential market available to the Company may be reduced. There can be no assurance that costs associated with PAPNET[Registered Trademark] testing will ever become reimbursable or that the level of reimbursement to laboratories for PAPNET [Registered Trademark] testing necessary to permit the Company to generate substantial revenues will be achieved or be maintained.
In the international market, reimbursement by private third-party medical insurance providers, including governmental insurers and payers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party or governmental reimbursement.

HEALTHCARE REFORM

     Recent proposals before Congress have included plans to restructure the delivery and financing of healthcare services in the United States. Such proposals focus on the control and reduction of public and private spending on healthcare, including Medicare and Medicaid, the reform of the methods of payment for healthcare goods and services by both the public and private
sectors        and the provision of universal access to
healthcare. The Company cannot predict what form such legislation, if any, may take or the effect of such legislation on its business. It is possible that legislation enacted by Congress will contain provisions resulting in limitations which may adversely affect the business, financial position and results of operations of the Company. It is also possible that future legislation either could result in modifications to the nation's public and private healthcare insurance systems, which could affect reimbursement policies in a manner adverse to the Company, or could encourage integration or reorganization of the healthcare delivery system in a manner that could adversely affect the Company. The Company cannot predict what other legislation, if any, relating to its business or to the healthcare industry may be enacted, including legislation relating to third-party reimbursement, or what effect any such legislation may have on its business, financial position and results of operations.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL
FINANCING

     There can be no assurance that the Company will not be required to seek additional equity or debt capital to finance its operations in the future. In addition, there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, sales and marketing efforts, manufacturing and slide processing operations, clinical studies and/or regulatory activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to market and sell itself.

LITIGATION; POTENTIAL UNAVAILABILITY OF INSURANCE

     The commercial screening of Pap smears has been characterized by significant malpractice litigation. As a result, the Company faces a risk of exposure to product liability, errors and omissions or other claims in the event that the use of its PAPNET[Registered Trademark] Testing System or other future potential products is alleged to have resulted in a false negative diagnosis. While PAPNET[Registered Trademark] is a supplemental test and does not purport to diagnose any slide, there can be no assurance that the Company will avoid significant liability. There also can be no assurance that the Company will be able to obtain adequate insurance coverage or that, if obtained, such coverage will continue to be available at an acceptable cost, if at all. Consequently, such claims could have a material adverse effect on the business or financial condition of the Company.

        On July 15, 1996, the Company filed a lawsuit against NeoPath, a competitor of the Company, in the United States District Court for the Southern District of New York, seeking damages and injunctive relief for patent infringement, false advertising, unfair competition, intentional interference with business relations and damage to business reputation. In the lawsuit, the Company alleges that NeoPath willfully misappropriated the Company's patented technology and used such technology in NeoPath's AutoPap[Registered Trademark] System. The Company also alleges that NeoPath falsely characterized and made misleading comparisons to consumers and securities analysts of the AutoPap[Registered Trademark] System and the Company's PAPNET [Registered Trademark] Testing System. NeoPath has denied all allegations and, in addition, it has filed counter-claims against the Company seeking damages and injunctive relief for false advertising and unfair competition. In the counter-claims, NeoPath alleges that statements made by the Company characterizing the performance of the PAPNET[Registered Trademark] Testing System, and its effectiveness relative to NeoPath's AutoPap[Registered Trademark] System, as well as other statements, are false and misleading and constitute misrepresentations. The Company believes that NeoPath's claims are without merit.

        On March 28, 1997, NeoPath filed a lawsuit against the Company, in the United States District Court for the Western District of Washington, seeking to enjoin the Company from allegedly infringing three of NeoPath's patents. NeoPath is seeking preliminary and permanent injunctive relief as well as compensatory damages, including treble damages. The Company believes that NeoPath's claims are without merit and intends to vigorously defend this action.

        In addition, on April 15, 1997, the Company was served with a lawsuit filed by Cytyc in the United States District Court for the District of Massachusetts against the Company, certain of its officers and others, which alleges false and misleading advertising, unfair and deceptive trade practices, theft of trade secrets, unfair competition, interference with relationships and defamation. Cytyc is seeking preliminary and permanent injunctive relief as well as unspecified compensatory damages, including treble damages. The Company believes that Cytyc's claims against the Company and its officers are without merit and intends to vigorously defend this action.

        On December 4, 1995, the Company was served with a Summons and Complaint in an action entitled Herbst et al. v. Neuromedical Systems, Inc. et al., in the Supreme Court of the State of New York. The plaintiffs in this suit allege, among other things, that pursuant to written contracts, which they claim the Company has breached, they were entitled to be issued warrants exercisable for the purchase of approximately 128,000 shares of Common Stock at various prices. They further allege that the Company and certain of its officers and directors made fraudulent misrepresentations and took other allegedly improper actions that diminished the value of the warrants they claim they are entitled to under these contracts. On January 31, 1996, the plaintiffs served the Company with an Amended Complaint alleging legal claims similar to those in the original Summons and Complaint served on the Company, but adding one of the Company's former directors as a defendant and specifying that the plaintiffs are seeking compensatory damages from the Company and one of its officers and a former director totaling $114 million and punitive damages totaling $175 million. On February 23, 1996, the defendants moved to dismiss the Amended Complaint and, on November 27, 1996, the New York State Supreme Court issued an opinion dismissing all of the plaintiff's claims that the Company and certain officers and directors committed fraud and other improper actions that allegedly diminished the value of the warrants plaintiffs claim they are entitled to receive. The Court denied the Company's motion to dismiss plaintiffs' breach of contract claim, and plaintiffs continue to seek $39 million in compensatory damages and $75 million in punitive damages. The Company intends to continue to vigorously defend this action.
The Company believes that the damages claimed bear no relation to the harm alleged and believes an adverse judgment in this case would not have a material adverse effect on the Company's operations, financial position or cash flows.

        The duration, costs and ultimate outcome of these lawsuits are unknown, and the Company expects that the costs relating to these lawsuits will be significant during 1997.

DILUTION; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

        The Company has outstanding options and warrants to purchase Common Stock at prices that may be below the per share price to purchasers of the Company's Common Stock in the market. The exercise of such options and warrants may have a dilutive effect on the purchaser's investment. As of March 31, 1997, the Company had approximately 30,907,497 issued and outstanding shares of Common Stock and 3,927,050 outstanding options and warrants exercisable into the same number of additional shares of Common Stock.

ANTI-TAKEOVER PROVISIONS; STOCKHOLDER RIGHTS PLAN

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and By-Laws (the "By-Laws") contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for the Company. The Certificate and By-Laws, among other things, (i) classify the Board of Directors of the Company (the "Board") into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the affirmative vote of at least 66-2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) prohibit action by stockholders by written consent, (iv) require advance notice of stockholder nominations and proposals and (v) preclude stockholders from calling a special meeting of stockholders. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board. The Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. In addition, the Company has adopted a stockholder rights plan. The stockholder rights plan, as well as the Certificate and By-Laws provisions described above, could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company and could otherwise adversely affect the market price of the Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

        As of March 31, 1997, officers and directors of the Company and stockholders owning more than 5.0% of the Common Stock of the Company, together with entities affiliated with them, beneficially owned approximately 56.5% of the Common Stock of the Company. As of March 31, 1997, Goldman, Sachs & Co., and certain of its affiliates (including certain investment limited partnerships), owned approximately 21.9% of the Common Stock of the Company (excluding shares held in managed accounts, shares acquired in the ordinary course of business and shares issuable upon the exercise of warrants and options to acquire Common
Stock). In the event that certain entities affiliated with Goldman, Sachs & Co. own in excess of 25.0% of the Common Stock of the Company (but not including certain securities), Goldman, Sachs & Co. would be precluded from making a market in the Common Stock. Officers and directors of the Company and stockholders owning more than 5.0% of the Common Stock of the Company may be able to control the election of all members of the Board and determine corporate actions. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

        Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of the Common Stock. As of March 31, 1997, the Company had outstanding approximately 30,907,497 shares of Common Stock of which approximately 22,704,324 shares of Common Stock were eligible for sale and not subject to restriction. Approximately 8,203,173 shares of Common Stock, issued prior to the IPO, are eligible for sale from time to time under Rule 144 ("Rule 144") promulgated under the Securities Act. The Commission enacted certain amendments to Rule 144 which become effective April 29, 1997 which will permit the resale of limited amounts of restricted securities by any person after a one-year, rather than a two-year holding period, and unlimited resales of restricted securities held by non-affiliates of the Company after a holding period of two years, rather than three years. Under such amendments, all of the Common Stock issued prior to the IPO will become eligible for sale during 1997. Such additional freely tradable shares of Common Stock may adversely affect its trading price.

     In addition, the Company has filed a registration statement under the Securities Act, covering Common Stock issued pursuant to the Neuromedical Systems, Inc. 1993 Stock Incentive Plan, as amended and restated October 25, 1995.

        The Company may, and it may be obligated to, register approximately 12,193,000 shares of Common Stock for sale pursuant to registration rights which have been granted to certain holders of the Company's securities. These registration rights could prevent or limit the ability of the Company to sell shares for its own account, could adversely affect the market price of the Common Stock and could require the Company to incur significant expenses.

LIMITED PRIOR PUBLIC MARKET; LIQUIDITY; POSSIBLE VOLATILITY
OF STOCK PRICE

        The Common Stock is quoted on the Nasdaq National Market System, under the symbol "NSIX." There can be no assurance as to the liquidity of the Common Stock or that an active public market for the Common Stock can be sustained. The market price of the Common Stock could fluctuate significantly as a result of the Company's financial results, regulatory approval filings, clinical studies, technological innovations or new commercial products introduced by the Company or its competitors, developments concerning patents or proprietary rights, trends in the healthcare industry or in healthcare generally, litigation, the adoption of new laws or regulations or new interpretations of existing laws or regulations and other factors. The underwriters of the Company's IPO have informed the Company that, subject to applicable laws and regulations, they intend to continue to make a market in the Common Stock; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Moreover, because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the Common Stock, which may affect their ability to continue market-making activities.

DIVIDEND POLICY

     The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and subject to certain limitations under the General Corporation Law of the State of Delaware and will depend upon the Company's results of operations, financial condition, other contractual restrictions and other factors deemed relevant by the Board.

INVESTMENT COMPANY ACT CONSIDERATIONS

     The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income, and are not primarily engaged in businesses other than investing, holding, owning or trading securities. The Company believes that it is, and intends to remain, primarily engaged in businesses other than investing, reinvesting, owning, holding or trading in securities. The Company has temporarily invested the net proceeds of the IPO, pending their use, in a manner so as to avoid becoming subject to the registration requirements of the 1940 Act. Such investment may result in the Company's obtaining lower yields on the funds invested than might be available in the securities market generally. There can be, however, no assurance that such investments and utilization can be maintained, or that any other exemption would be available, so as to enable the Company to avoid the registration requirements of the 1940 Act. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulations with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on the Company.

                      PLAN OF DISTRIBUTION

        This Prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the Common Stock effected from time to time through the NASDAQ system, in private transactions or otherwise. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        The Goldman Sachs Group, L.P. and certain of its affiliates are the beneficial owners of approximately 21.9% of the Company's outstanding Common Stock as of March 31, 1997 (excluding shares held in managed accounts, shares acquired in the ordinary course of business and shares issuable upon the exercise of warrants and options to acquire Common Stock). Two of the Company's directors are officers of Goldman, Sachs & Co., an affiliate of The Goldman Sachs Group, L.P. Goldman Sachs & Co. acted as one of the representatives of the underwriters in the Company's IPO in which all such underwriters received aggregate underwriting discounts and commissions of approximately $7,245,000 from the Company.

     Because of the relationships between Goldman, Sachs & Co.
and the Company, Goldman, Sachs & Co. intend to deliver a prospectus to any purchaser in connection with secondary transactions in the securities.

     The Company has agreed to indemnify Goldman, Sachs & Co.
with respect to certain liabilities in connection with this market-making Prospectus, including liabilities under the Securities Act.

        Goldman, Sachs & Co. have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.

                  DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"). As of March 31, 1997, there were approximately 30,907,497 shares of Common Stock outstanding and approximately 3,927,050 shares of Common Stock issuable upon exercise of outstanding options and warrants. All outstanding shares of Common Stock are fully paid and non-assessable. As of March 31, 1997, there were no shares of Preferred Stock issued or outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Preferred Stock, will exclusively possess all voting power. The holders of Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. The Board is classified in accordance with the Certificate. Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Board from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders.

     The Common Stock is quoted on the Nasdaq National Market
System under the symbol "NSIX."

PREFERRED STOCK

     The Board is authorized to provide for the issuance of
shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the
Board providing for the issuance of such series and as are permitted by the Delaware Law. In connection with the Stockholder Rights Plan adopted by the Company (the "Stockholder Rights Plan"), the Company has authorized a series of 450,000 shares of Preferred Stock designated Series A Participating Preferred Stock
(the "Series A Preferred Stock").         The Board could
authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of impeding or delaying a merger, tender offer or other transaction or a change of control of the Company that some, or a majority, of the Company's stockholders might believe to be in their best interests. Other than the Series A Preferred Stock, the Company has no present plans to issue any Preferred Stock.

OPTIONS AND WARRANTS

        The Company has sold or granted options and warrants to purchase its capital stock at various exercise prices over various periods of time. As of March 31, 1997, excluding the options granted under the Incentive Plan (under which options to purchase 3,968,468 shares have been granted of which 3,531,983 are outstanding), the Company has outstanding warrants to purchase an aggregate of 395,067 shares of Common Stock at exercise prices ranging from $1.80 to $14.63 per share. If all of such warrants were exercised by payment of cash to the Company, the aggregate proceeds to the Company would be approximately $2,213,000.

        Excluding the options granted under the Incentive Plan, most of the Company's outstanding warrants and options contain provisions allowing for the conversion of such warrants and options into a lesser number of shares without the payment of cash to the Company (so-called "cashless exercise" provisions). Accordingly, there can be no assurance that, even if all of such options and warrants are exercised, the Company will receive any cash proceeds from the exercise of warrants or options.

PREFERRED STOCK PURCHASE RIGHTS

     The Board has adopted the Stockholder Rights Plan pursuant to which there has been issued with respect to each share of Common Stock issued and outstanding, as of or following the consummation of the IPO, one Preferred Stock Purchase Right (a "Right"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $60.00 per one one-hundredth of a share, subject to adjustment.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by the Company (other than with an Acquiring Person (as defined below)) because the Rights (i) do not become exercisable in the event of a Permitted Offer (as defined below) and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable in connection with an approved merger in which all holders of Common Stock are treated alike.

     The Rights are or will be attached to all certificates representing shares of Common Stock issued prior to the Rights Distribution Date (as defined below). Initially, no separate Rights certificates will be distributed. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), other than persons who would be an Acquiring Person solely by reason of ownership of stock upon the completion of the IPO (a "Grandfathered Stockholder"), has acquired, or obtained the right to acquire, beneficial ownership of securities having 15% (or, with respect to a Grandfathered Stockholder, such stockholder's ownership of stock upon completion of the IPO plus 1%) or more of the voting power of all outstanding voting securities of the Company or (ii) ten days (unless such date is extended by the Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (in either case, except as a result of Permitted Offer) (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Common Stock. Until the Rights Distribution Date, the Rights will be transferred with and only with certificates representing shares of Common Stock. Certificates issued upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of shares of Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on the earliest of (i) December 7, 2005, (ii) consummation of a merger transaction with a person or group who acquired shares of Common Stock pursuant to a Permitted Offer, and is offering in the merger the same form of consideration, and not less than the price per share of Common Stock paid pursuant to the Permitted Offer or (iii) redemption by the Company as described below.

     The purchase price payable per one one-hundredth of a share of Series A Preferred Stock (the "Purchase Price"), as set forth in the Rights Certificates, and the number of shares of Series A Preferred Stock or other securities issuable upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Series A Preferred Stock at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     In the event that, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which shares of Common Stock are exchanged or changed (other than a merger with a person or group who acquired shares of Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). "Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Board who are not officers of the Company or Acquiring Persons to be both adequate and otherwise in the best interests of the Company, its stockholders (other than the person on whose behalf the offer is being made) and other relevant constituencies.

     In the event that an Acquiring Person becomes such, each holder of a Right (other than such Acquiring Person) will for a 60-day period thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued) a common stock equivalent (such as Series A Preferred Stock or another equity security with at least the same economic value as the Common Stock) having a market value of two times the exercise price of the Right, with shares of Common Stock to the extent available being issued first (such right being called the "Subscription Right").

     The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the exercisability of the Merger Right or the Subscription Right, any Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Merger Right or the Subscription Right.

     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 in cash per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Company's Board in the exercise of its sole discretion. Additionally, the Company may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price provided that such redemption is
(i) in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Stock are treated alike but not involving an Acquiring Person or any person who was an Acquiring Person or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of the Company's voting securities. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Any of the provisions of the Rights Agreement may be amended by the Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interest of holders of the Rights (excluding the interests of any Acquiring Person).

     The Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Series A Preferred Stock will, subject to the availability of assets for distribution (including the rights of securityholders of the Company having priority in liquidation to the holders of shares of Series A Preferred Stock), receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment, and thereafter, once holders of shares of Common Stock have received an equivalent liquidation payment, the holders of shares of Series A Preferred Stock and shares of Common Stock will receive their ratable share of any remaining assets to be distributed. Each share of Series A Preferred Stock will have 100 votes, voting together with holders of shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     After such time as any person becomes an Acquiring Person (provided that no person owns 50% or more of the Common Stock), the Board, at its option, may exchange Rights for Common Stock at the ratio of one share per Right. Such an exchange of Rights must be authorized by a majority of the entire Board. The share exchange option permits stockholders to receive Common Stock under the Stockholder Rights Plan without the expenditure of funds otherwise necessary to exercise such Rights. Any such share exchange would deny the Company the benefits of additional capital that it might otherwise receive under the Stockholder Rights Plan.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the Common Stock is American Stock Transfer and Trust Company.

            CERTAIN CHARTER AND BY-LAWS PROVISIONS


CLASSIFIED BOARD OF DIRECTORS

     The Certificate provides that the Board is divided into
three classes of directors, as nearly equal in number as reasonably possible, except for any directors elected separately by the holders of any one or more series of Preferred
Stock.         The Certificate provides that the term of office of
the first class of directors expired at the 1996 Annual Meeting of Stockholders, the term of office of the second class of directors will expire at the 1997 Annual Meeting of Stockholders, and the term of office of the third class of directors will expire at the 1998 Annual Meeting of Stockholders. Starting with the 1996 Annual Meeting of Stockholders, one class of directors is being elected each year for a three-year term.

     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Certificate provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by action of not less than a majority of the Board then in office, but in no event shall be less than four or more than 11. In addition, the Certificate provides that, subject to any rights of holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board resulting from death, resignation, disqualification or removal of directors may be filled only by a majority of the directors then in office, though less than a quorum. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees. Under the Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate provides that, except for any directors elected separately by holders of one or more series of Preferred Stock, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. The provisions of the Certificate governing the number of directors, their removal and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though either such attempt might be beneficial to the Company or its stockholders. These provisions of the Certificate could thus increase the likelihood that incumbent directors will retain their positions.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The Certificate provides that, subject to the rights of holders of any series of Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders called by the Board to elect directors, and it prohibits stockholder action by written consent in lieu of a meeting. The By-Laws provide that, subject to the Delaware Law, special meetings of stockholders can be called only by the Board, and stockholders will not be permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, pursuant to the Certificate and the By-Laws, the business permitted to be conducted at any special meeting of stockholders will be limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

     The provisions of the Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board. These provisions also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board by calling a special meeting of the stockholders prior to the time the Board believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS
AND STOCKHOLDER PROPOSALS

     The Certificate establishes an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the tenth day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

     Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information about the nominating stockholder and the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the Certificate does not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

PREFERRED STOCK

     Pursuant to the Certificate, the Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares of each such series and to fix the designations, voting powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

     The Company believes that the ability of the Board to issue one or more series of Preferred Stock provides the Company with flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The Nasdaq National Stock Market System currently requires stockholder approval as a prerequisite to quotation and trading of shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding by at least 20%. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or shares of Common Stock, the Board may determine not to seek stockholder approval.

     Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

     In connection with the Stockholder Rights Plan adopted by the Company, the Company has authorized the issuance of Series A Preferred Stock. For a description of the terms of the Series A Preferred Stock, see "Description of Capital Stock-Preferred Stock" and "-Preferred Stock Purchase Rights."

OTHER PROVISIONS

     The Certificate provides that, in discharging their respective duties under applicable law and in determining what they believe to be in the best interests of the Company and its stockholders, the Board, each committee of the Board and each director may take into account the effects, both long-and short-term, of the proposed action on the employees, distributors, customers, suppliers and creditors of the Company and the communities in which the Company conducts its business, to the extent such persons believe pertinent (including the possibility that the interests of the Company may best be served by remaining independent).

     The Certificate also authorizes the Board and any committee authorized by the Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Board and management regarding any transaction which may result in a change of control of the Company, and to contest or oppose any such transaction which the Board determines to be unfair, abusive or otherwise undesirable to the Company, its businesses or stockholders. The Board or any such committee is specifically authorized to adopt plans or to issue securities of the Company (including shares of Common Stock or Preferred Stock, Rights or debt securities), which securities may be exchangeable or convertible into cash or other securities on such terms as the Board or any such committee determines and may provide for differential and unequal treatment of different holders or classes of holders. The existence of this authority or the actions which may be taken by the Board pursuant thereto are intended to give the Board flexibility in order to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Certificate (including the provisions discussed above relating to directors, action by written consent, special stockholder meetings and Stockholder Notice Procedures) or to amend any provision of the By-Laws by action of stockholders. An affirmative vote of at least 66 2/3% of the voting power of the Voting Stock is also required to amend provisions in the Certificate setting forth the extent of liability and indemnification of officers and directors, the ability of the Board to consider constituent interests when discharging its duties, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and the provisions regarding the amendment of the Certificate. These provisions make it more difficult for stockholders to make changes in the Certificate and the By-Laws, including changes designed to facilitate the exercise of control over the Company.

SECTION 203 OF THE DELAWARE LAW

     Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the Delaware Law may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate provides that the Company elects to be subject to the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board, since the stockholder approval requirement would be avoided if the board of directors then in office approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

LIMITATION OF LIABILITY OF DIRECTORS

     The Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. If Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The Certificate provides that the expenses incurred by any director or officer in the defense of any such action, suit or proceeding shall be paid by the Company in advance of final disposition for such action, suit or proceeding upon receipt of an undertaking by such director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to indemnification. The indemnification rights conferred by the Certificate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company will be authorized to purchase and maintain (and the Company expects to maintain) insurance on behalf of its directors or officers.

        In addition, the Company has entered into indemnification agreements (the "Indemnification Agreements") with each of the directors and several of the officers of the Company. The Indemnification Agreements (i) confirm to officers and directors the indemnification provided to them in the Certificate, (ii) provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer, (iii) provide additional indemnification rights and (iv) provide contribution rights in the event that indemnification is unavailable or insufficient.

                    VALIDITY OF COMMON STOCK

     The validity of the shares of Common Stock offered by the Company has been passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York and for the underwriters of the Company's IPO by Sullivan & Cromwell, New York, New York. Fried, Frank, Harris, Shriver & Jacobson has from time to time represented Goldman, Sachs & Co. and its affiliates, including in connection with the initial investment of certain affiliates of Goldman, Sachs & Co. in the Company.

                             EXPERTS

        The consolidated balance sheets of the Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------    ------------------------------

NO PERSON HAS BEEN AUTHORIZED  TO
GIVE  ANY INFORMATION OR  TO MAKE
ANY  REPRESENTATIONS   OTHER THAN
THOSE     CONTAINED    IN    THIS
PROSPECTUS,   AND,  IF  GIVEN  OR
MADE,    SUCH    INFORMATION   OR
REPRESENTATIONS   MUST   NOT   BE
RELIED   UPON    AS  HAVING  BEEN
AUTHORIZED. THIS  PROSPECTUS DOES
NOT CONSTITUTE  AN  OFFER TO SELL
OR THE SOLICITATION   OF AN OFFER
TO BUY ANY SECURITIES  OTHER THAN
THE   SECURITIES   TO   WHICH  IT
RELATES  OR  AN OFFER  TO SELL OR      NEUROMEDICAL SYSTEMS, INC.
THE SOLICITATION  OF AN  OFFER TO
BUY    SUCH   SECURITIES  IN  ANY              COMMON STOCK
CIRCUMSTANCES IN WHICH SUCH OFFER    (PAR VALUE $0.0001 PER SHARE)
OR  SOLICITATION   IS   UNLAWFUL.
NEITHER  THE   DELIVERY  OF  THIS
PROSPECTUS   NOR  ANY  SALE  MADE             -----------
HEREUNDER    SHALL,   UNDER   ANY
CIRCUMSTANCES,     CREATE     ANY
IMPLICATION  THAT  THERE HAS BEEN
NO  CHANGE  IN THE AFFAIRS OF THE
COMPANY  SINCE THE DATE HEREOF OR
THAT THE  INFORMATION  HEREIN  IS                [LOGO]
CORRECT AS OF ANY TIME SUBSEQUENT
TO ITS DATE.

       ----------------


       TABLE OF CONTENTS

                            PAGE
                            -----
Available Information........  2
   Incorporation Of
  Certain Documents By
  Reference..................  2
Forward-Looking
  Statements.................  3
The Company..................  4
Recent Developments..........  5
Use Of Proceeds..............  6
Risk Factors.................  7
Plan Of Distribution......... 16
Description Of
  Capital Stock.............. 17
Certain Charter And
  By-Laws Provisions......... 21
Validity Of Common
  Stock...................... 26
Experts...................... 26

             GOLDMAN, SACHS & CO.


--------------------------------    ------------------------------


                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS



   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table shows the expenses, other than underwriting discounts and commissions, incurred by the Company in connection with the initial sale and distribution of securities registered by the Company on December 7, 1995:


     SEC Registration Fee......................    $35,742
     NASD Filing Fee...........................     10,160
     Nasdaq National Market System Additional
       Listing Fee.............................     51,667
     Blue Sky Fees and Expenses................      2,369
     Legal Fees and Expenses...................    798,347
     Accounting Fees and Expenses..............    356,715
     Printing  Expenses........................    275,000
                                                   -------
          Total................................ $1,530,000
                                                ==========


   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company, as a Delaware corporation, is empowered by
Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The Delaware Law provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

     The Certificate provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The Certificate provides that the expenses incurred by any director or officer in the defense of any such action, suit or proceeding shall be paid by the Company in advance of final disposition for such action, suit or proceeding upon receipt of an undertaking by such director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to indemnification. The indemnification rights conferred by the Certificate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Company is authorized to purchase and maintain (and the Company expects to maintain) insurance on behalf of its directors or officers.

        In addition, the Company has entered into indemnification agreements (the "Indemnification Agreements") with each of the directors and several of the officers of the Company. The Indemnification Agreements (i) confirm to officers and directors the indemnification provided to them in the Certificate, (ii) provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer, (iii) provide additional indemnification rights and (iv) provide contribution rights in the event that indemnification is unavailable or insufficient.



ITEM 16.  EXHIBITS

    EXHIBIT              DESCRIPTION OF DOCUMENT
    -------              -----------------------
    NUMBER
   --------
      1.3      Form of Underwriting Agreement[dagger]

      4.1      Form of Rights Agreement[dagger]
      4.2      Form of Stock Certificate[dagger]
      5.1      Opinion of Fried, Frank, Harris, Shriver &
               Jacobson[dagger]

     23.1      Consent of Ernst & Young LLP, Independent
               Auditors       [double dagger]
     23.3      Consent of Fried, Frank, Harris, Shriver &
               Jacobson[dagger]
     24.1      Powers of Attorney[dagger]


----------------------
   [dagger]          Previously filed.
[double dagger]      Filed herewith.



ITEM 17.  UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) It will file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)    To include any prospectus required by section
            10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that the undertakings set forth in paragraphs
(3)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of
1934 that are incorporated by reference in this Registration
Statement.

     (4) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective
Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Suffern, State of New York, on April 21, 1997.

                              NEUROMEDICAL SYSTEMS, INC.


                              By:/s/ David Duncan, Jr.
                                 --------------------------
                                    David Duncan, Jr.
                                 Vice President, Finance and
                                 Administration and Chief
                                 Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                        Title              Date
         --------                        -----              ----

/s/ Mark R. Rutenberg*              Chairman of the    April 21, 1997
--------------------------------   Board, President
(Mark R. Rutenberg)               and Chief Executive
                                        Officer

                                    Vice President,    April 21, 1997
/s/ David Duncan, Jr.                 Finance and
--------------------------------     Administration,
(David Duncan, Jr.)                 Chief Financial
                                      Officer and
                                       Principal
                                   Accounting Officer

/s/ Elizabeth Cogan  Fascitelli*        Director        April 21, 1997
--------------------------------
(Elizabeth Cogan Fascitelli)

/s/ Stuart M. Essig*                    Director        April 21, 1997
--------------------------------
(Stuart M. Essig)

/s/ Carl Genberg*                       Director        April 21, 1997
--------------------------------
(Carl Genberg)

                                        Director        April __, 1997
--------------------------------
(Arthur L. Herbst, M.D.)

/s/ Uzi Ish-Hurwitz                     Director        April 21, 1997
--------------------------------
(Uzi Ish-Hurwitz)

                                        Director        April __, 1997
--------------------------------
(C. Raymond Larkin, Jr.)

/s/ Dr. Stephen K.C. Ng*                Director        April 21, 1997
--------------------------------
(Dr. Stephen K.C. Ng)

*By: /s/ David Duncan, Jr.          Individually and    April 21, 1997
--------------------------------    Attorney-in-Fact
David Duncan, Jr.

                             EXHIBIT INDEX

    EXHIBIT              DESCRIPTION OF DOCUMENT
   --------              -----------------------
    NUMBER
   --------
      1.3      Form of Underwriting Agreement[dagger]

      4.1      Form of Rights Agreement[dagger]
      4.2      Form of Stock Certificate[dagger]
      5.1      Opinion of Fried, Frank, Harris, Shriver &
               Jacobson       [dagger]

     23.1      Consent of Ernst & Young LLP, Independent
               Auditors       [double dagger]
     23.3      Consent of Fried, Frank, Harris, Shriver &
               Jacobson       [dagger]
     24.1      Powers of Attorney[dagger]


---------------

   [dagger]        Previously filed.
[double dagger]    Filed herewith.